CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "**Agreement**") is made as of 1 November, 2019, by and between **I.R Med Ltd.**, a company incorporated under the laws of the State of Israel with company number 515997500, having its principal place of business at ZHR Industrial Zone, Rosh Pina, Israel 12000 (the "**Company**") and *Mr. Yaniv Cohen*, Israeli I.D. No. [037306354], whose address is at 11/4[Habdolach St., Ma'ale Edumim, Israel. 9856067], (the "**Consultant**")

WHEREAS, the Company desires to retain the services of the Consultant, as an independent contractor, and the Consultant wishes to furnish such services, on the terms and conditions set forth herein.

WHEREAS, the parties wish to set forth in writing their agreements and understanding with respect to provision of services by the Consultant to the Company.

NOW, THEREFORE, the parties agree as follows:

1. Scope of Services.

1.1 The Consultant hereby agrees to act as a consultant and provide the Company with the services, as set forth in **Exhibit A** (the "**Services**").

1.2 The Consultant will make its services available as required so that the Company may realize its objectives and as more fully set forth in **Exhibit A**.

1.3 Additional terms with respect to the provision of the Services are set forth in **Exhibit A**.

2. Consideration. In consideration for the Services hereunder, the Company agrees to pay the Consultant the amounts in the schedule set forth in **Exhibit A** (the "**Compensation**"), against provision of a valid invoice, following and subject to the Company's receipt of a remaining US$ 150,000, pursuant to the consummation of its current financing round. The Consultant will invoice the Company on a monthly basis for the Services provided in the applicable month. The Compensation shall be paid by no later than 30 days of the invoice date, subject to the foregoing.

3. Expenses. During the term of this Agreement, the Consultant shall bill and the Company shall reimburse the Consultant for all reasonable out-of-pocket expenses which are approved in advance in writing by the Company, and which are incurred in connection with the performance of the Services detailed in this Agreement and its Exhibits. Notwithstanding the foregoing, expenses for the time spent by the Consultant in traveling to and from Company facilities shall not be reimbursable.

4. Confidentiality. By executing this Agreement the Consultant confirms and agrees to the provisions of the Proprietary Information, Non-Competition and Inventions Agreement, attached hereto as **Exhibit B**, which constitutes an integral part of this Agreement.

5. Consultant Representations and Warranties. The Consultant represents and warrants, that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; (ii) do not require the consent of any person or entity; and (iii) the Company will be under no obligation of payment or otherwise to any third party in connection with or as a result of the Services. Further, with respect to any past engagement of the Consultant with third parties and with respect to any permitted engagement of the Consultant with any third party during the term of its engagement with the Company (for purposes hereof, such third parties shall be referred to as "**Other Employers**"), the Consultant represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employers. The Consultant agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Consultant and the Company.

6. Relationship of Parties; Indemnity.

6.1 The parties agree that the Consultant is an independent contractor. The Consultant understands and agrees that except as specifically provided in this Agreement, the Company does not grant to the Consultant the right or authority to make or give any agreement, statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of the Company.. This Agreement shall not be construed to create any relationship of employment, association, agency, partnership or joint venture between the Company and the Consultant, nor shall it be construed to create any relationship other than that of principal and independent Consultant between the Company and the Consultant. The Consultant is not an employee of the Company, and the Company shall not be obligated to treat the Consultant as an employee.

6.2 The Consultant shall be responsible, solely and exclusively, to comply with all of his employment obligations under law, including, without limitation, for the payments of all taxes applicable to him as an independent contractor, payment of applicable Social Security, Health Insurance and other legal requirements. The Consultant will defend, indemnify and hold the Company harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals relating to any obligation imposed upon the Company to give any right (including the economic value of such right) or to pay any amount, including but not limited to, withholding taxes, social security, unemployment or disability insurance or similar items, in connection with the engagement with the Consultant, to the Consultant or any third party.

6.3 The Consultant warrants and represents that (i) the Consultant is registered as and maintains a file with the Income Tax authorities, (ii) the Consultant is registered with the National Insurance Institute and makes the required National Insurance Institute payments; (iii) the Consultant is registered with the VAT authorities, and (iv) the Consultant maintains books of account according to law and will regularly transfer all the obligatory payments relating to the management of its business, to the relevant Israeli authorities.

6.4 It is agreed between the parties that should it be held by any competent judicial authority, that the relationship between the Consultant and the Company in respect of the Services provided pursuant to this Agreement is one of employer and employee and that the Company will have to bear any sum or payment not set in this agreement to the Consultant or to third parties, the following provisions shall apply:

6.4.1. Retroactively, from the Effective Date (as defined in **Exhibit A**) and in lieu of any Compensation, the Consultant or any third party, collectively shall be deemed to have been entitled only to a gross monthly salary (including for all over-time hours, if relevant) in an amount equal to 70% of the Compensation and all the remaining amounts shall be deemed to have been paid on account of all payments and social benefits (whether required to be paid to an employee under law, contract, custom or otherwise) and Consultant shall not be deemed to have been entitled to any other payments or benefits under law or otherwise. From the date of such holding and thereafter, Consultant shall only be entitled to the gross monthly salary in an amount equal to 70% of the Compensation and to the social benefits mandated under the law. All amounts paid or payable to Consultant will be subject to withholding in accordance with applicable law; and

6.4.2. The Company shall be entitled to set off from the amounts due to the Consultant pursuant to this Agreement and/or in accordance with any other source, the amounts which the Consultant is liable to refund to it pursuant to this Section 6 or in accordance with any other source.

6.5 The terms of this Section 6 shall survive termination of this Agreement.

7. Term and Termination.

7.1 The term of this Agreement (the "**Term**") shall commence as of the Effective Date (as detailed in **Exhibit A**) and shall continue until terminated in accordance with this Section 7.

7.2 Either party shall be entitled to terminate this Agreement by thirty (30) days prior written notice (the "**Notice Period**"). During the Notice Period, the Consultant shall continue to provide all Services and shall be entitled to receive the Consideration detailed above.

7.3 Notwithstanding anything else to the contrary herein, the Company may terminate this Agreement at any time for Cause. For purposes of this Agreement, termination for "Cause" shall mean and include with respect to the Consultant: (i) indictment or conviction of any felony involving moral turpitude or affecting the Company or its subsidiaries; (ii) embezzlement of funds of the Company or its subsidiaries; (iii) any material breach of this Agreement or **Exhibit B**, by the Consultant, and (iv) any conduct intentionally designed to harm the Company, its parent or its subsidiaries.

7.4 Upon the termination of this Agreement, the Consultant shall promptly deliver to the Company all books, memoranda, plans, computer software, customer lists, records and data of every kind in whatever form or medium relating to the business and affairs of the Company which are then in its possession or control. Upon termination of this Agreement, for any reason, Consultant shall cooperate with the Company and use its best efforts to assist with the integration into the Company's organization of the person or persons who will assume Consultant's responsibilities, and Consultant will cease all references to the Company as a client, including on the Consultant's website.

8. Miscellaneous

8.1 Notice. All notices, statements and reports required or contemplated herein by one Party to the other shall be in writing and shall be effective (i) if mailed, seven (7) business days after mailing with registered mail, (ii) if sent by messenger, upon receipt, and (iii) if sent via facsimile or e-mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt. The initial addresses of the parties for purposes of this Agreement shall be as set forth in the preamble.

8.2 No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.3 Governing Law. This Agreement, including the validity, interpretation, or performance of this Agreement and any of its terms or provisions, and the rights and obligations of the parties under this Agreement shall be governed by, interpreted, construed and enforced in and only in accordance with, the domestic laws of the State of Israel without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Israel. The competent court in Tel Aviv-Jaffa will have the sole jurisdiction over any dispute arising under this Agreement.

8.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8.5 Entire Agreement. This Agreement, including the Exhibits, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8.6 Assignment. The Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company or any corporation or other entity owning or acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, its beneficiaries or legal representatives.

8.7 Interpretation. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

IN WITNESS WHEREOF the parties have signed this Consulting Agreement as of the date first hereinabove set forth.

איי אר מד בע"מ
IR MED Ltd
ח.פ. 514824952

I.R Med Ltd.	Yaniv Cohen
By: Aharon Klein	
Title: CEO	

EXHIBIT A

Name of Consultant(s):	Yaniv Cohen
Address:	11/4 Habdolach St., Ma'ale Edumim, Israel. 9856067
Effective Date:	November 1, 2019
Term:	As indicated in Section 7.1 of the Agreement.
Services:	Hardware and product management, coordinating clinical trials
Deliverables:	Working simulation, working prototypes
Time Devotion:	At least 110 hours per month Following and subject to the Company's consummation of the Transaction, the Company may, at its sole discretion, increase the Consultant's Time Devotion to at least 180 hours per month. For purposes of this Agreement, the **"Transaction"** shall mean a transaction whereby the Company shall become a wholly-owned subsidiary of a publicly traded company (to be identified) (**"Newco"**) by share swap or reverse triangular merger and the existing securities holders of the Company shall become shareholders of Newco.
Compensation:	US$ 4,200 per month plus VAT (as applicable), following and subject to the Company's receipt of a remaining US$ 150,000, pursuant to the consummation of its current financing round. Following and subject to the Company's consummation of the Transaction (as defined above), the Company may, at its sole discretion, increase the Time Devotion as above and accordingly increase the Compensation to US$ 8,400 per month plus VAT (as applicable)

EXHIBIT B

PROPRIETARY INFORMATION, NON-COMPETITION AND INVENTIONS AGREEMENT (the **"Proprietary Agreement"**)

Capitalized terms not defined herein shall have the meaning ascribed to them in the Consulting Agreement.

I acknowledge that as a result of my consulting services provided under the Agreement, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to **I.R Med Ltd.** (together with any affiliate, parent company or subsidiary, the "**Company**"). I therefore agree, as of the commencement of engagement between me and the Company, regardless of the date of execution of the Agreement, as a condition of my engagement with the Company, as follows:

1. Definitions.

1.1 The term "**Proprietary Information**" means any and all knowledge, data or information of the Company and relating thereto that has come to my knowledge in connection with my work for the Company during my engagement. By way of illustration but not limitation, "**Proprietary Information**" includes (a) trade secrets , inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as "**Inventions**"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees or other consultants of the Company.

The protection to be accorded to the information to be disclosed hereunder does not and shall not extend to any information which it can be proved by documentary evidence produced by the Consultant upon the written request of the Company which:

a) Is already known to the Consultant or in its possession before the disclosure hereunder free of any obligation to keep it confidential;

b) Is or becomes publicly known through no wrongful act or default of the Consultant;

c) Is received from a third party without similar obligations of confidence and without breach of this Proprietary Agreement;

d) Is already possessed or independently developed by the Consultant;

e) Is disclosed to a third party by the Company without similar restrictions on that third party's rights of disclosure; or

f) Is approved for release by written authorization of the Company.

1.2 The term "**Proprietary Rights**" shall mean all trade secrets, patents, copyrights, mask work and any other intellectual property rights throughout the world.

1.3 The term "**Company Inventions**" means any Inventions that are made or conceived or first reduced to practice or created by me, whether alone or jointly with others, during the period of my engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by me for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

2. Nondisclosure.

2.1 Recognition of Company's Rights; Nondisclosure. At all times during my engagement with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Company expressly authorizes such in writing. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Company's Proprietary Information. I hereby assign to the Company, without any further royalty or

payment, any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Proprietary Agreement, to whatever extent and in whichever way I wish.

2.2 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (**"Third Party Information"**) subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my engagement with the Company and thereafter, I will hold Third Party Information that has come to my knowledge from the Company during my engagement with the Company and was previously unknown to me in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by the Company in writing.

2.3 No Improper Use of Information of Prior Employers and Others. During my engagement with the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

3. Acknowledgement of Ownership; Assignment.

3.1 Prior Inventions. Section 3.3 below will not apply with respect to Inventions, if any, patented or unpatented, which I made prior to the commencement of my engagement with the Company. I have attached hereto, as **Annex 1**, a complete list of all Inventions to which I claim ownership and desire to remove from the scope of this Proprietary Agreement, and acknowledge that such list is complete (the **"Prior Inventions"**). If no such list is attached to this Proprietary Agreement, I hereby represent that I have no such Prior Inventions at the time of this Proprietary Agreement. I agree that I will not incorporate, or permit to be incorporated, any Prior Invention or any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest (**"Consultant Proprietary Information"**) in any Company product, process, machine or service without the Company's prior written consent. If, in the course of my engagement with the Company, I incorporate any Prior Invention or Consultant Proprietary Information into any Company product, process, machine or service, then the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, import, export, modify, reproduce, display, publish, distribute, make available, use and sell such Prior Invention or Consultant Proprietary Information (including through third parties on behalf of the Company), in any manner and in any media, unless otherwise agreed in writing between me and the Company. I hereby represent and undertake that none of my previous employers or any entity with whom I was engaged, has any rights in any such Prior Inventions or Consultant Proprietary Information and I am not subject to any limitations with respect to being engaged in the proposed business of the Company and/or my engagement with the Company and such engagement with the Company will not cause a breach of any of my agreements with the prior employers or entities or grant any of them any right in the results of my work.

3.2 Disclosure of Inventions. I will promptly disclose in writing in confidence to the Company all Inventions deemed as Company Inventions. I will *also* disclose to the Company all such Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my engagement with the Company. Such disclosures shall be received by the Company in strict confidence (to the extent such Inventions are not assigned to the Company pursuant to this Proprietary Agreement).

3.3 Assignment of Inventions. I hereby assign and agree to assign in the future (when any such Company Inventions are first reduced to practice or first fixed in a tangible medium, as applicable) to

the Company all my right, title and interest in and to any and all Company Inventions whether or not patentable or registrable under copyright or similar statutes that do not otherwise automatically vest in the Company.

3.4 Non-assignable Inventions or Proprietary Rights. This Proprietary Agreement will not be deemed to require assignment of any Invention or Proprietary Rights that are not Company Inventions.

3.5 Government or Third Party. I also agree to assign all such rights, title and interests in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

3.6 Works Made for Hire. I acknowledge that all original works of which are made by me (solely or jointly with others) within the scope of my engagement the Company are and shall remain at all times the sole property of the Company pursuant to applicable copyright law.

3.7 Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "**Moral Rights**"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

3.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such rights to the Company or its designee. My obligation to assist the Company with respect to Company Inventions in any and all countries shall continue beyond the termination of my engagement, but the Company shall bear all related expenses and compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby irrevocably waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.9 Service Inventions. I acknowledge and agree that the compensation and other benefits which I am entitled to receive from the Company by virtue of my engagement with the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Israel Patent Law, 5727-1967), in respect of any and all Company Inventions (and the assignment of the foregoing to the Company hereunder), and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. For the avoidance of doubt, the foregoing will apply to any "Service Inventions" as defined in the Israeli Patent Law, 1967 (the "**Patent Law**"), it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions

4. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me, which records shall be available to and remain the sole property of the Company at all times.

5. Competitive Activities. In consideration for my terms of engagement hereunder, which include special compensation for my undertakings under this Section 5, and in order to enable the Company to effectively protect its Proprietary Information, I agree and undertake that I will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, provide services to or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company at such time or, to my knowledge as planned at the time of termination. I agree and undertake that during my engagement by the Company and for a period of twelve (12) months following termination of this engagement for whatever reason, I will not, directly or indirectly, including personally or in any business in which I may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company at such time or, to my knowledge as planned at the time of termination (for purposes hereof, a "**Consultant**"), or was retained as an employee or a Consultant during the twelve (12) months preceding termination of my engagement with the Company.

6. No Conflicting Obligation. I represent that my performance of all the terms of this Proprietary Agreement and as a consultant of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my engagement with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. Return of Company Documents. When I cease to provide services to the Company, I will promptly deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

8. Notification of New Client or Employer. In the event that I cease to provide services to the Company, I hereby consent to the notification of my new client or employer (as applicable) of my rights and obligations under this Proprietary Agreement.

9. General Provisions.

9.1 Severability. In case any one or more of the provisions contained in this Proprietary Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Proprietary Agreement, and this Proprietary Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Proprietary Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.2 Successors and Assigns. This Proprietary Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

9.3 Survival. The provisions of this Proprietary Agreement shall survive the termination of my engagement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.4 Waiver. No waiver by a party of any breach of this Proprietary Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Proprietary Agreement shall be construed as a waiver of any other right. No party shall be required to give notice to enforce strict adherence to all terms of this Proprietary Agreement.

9.5 Entire Agreement. The obligations pursuant to this Proprietary Agreement shall apply to any time during which I provided services to the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Proprietary Agreement is the final, complete and exclusive agreements of the parties with respect to the subject matter hereof and supersede and merge all prior discussions or agreements between the parties with respect to the subject matter hereof. No modification of or amendment to this Proprietary Agreement, nor any waiver of any rights under this Proprietary Agreement, will be effective unless in writing and signed by both parties hereto. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Proprietary Agreement.

9.6 Governing Law. This Proprietary Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law, and the competent courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction over all matters or disputes between arising out of or in connection with this Proprietary Agreement.

9.7 Injunction. Any breach of this Proprietary Agreement will cause irreparable harm to the Company, for which damages would not be an adequate remedy, and therefore, the Company will be entitled as a matter of right to injunctive relief (on an ex-parte basis or otherwise) issued by any court of competent jurisdiction, restraining any violation, threatened violation or further violation of this Proprietary Agreement by me or others acting on my behalf. The Company's right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

I HAVE READ THIS PROPRIETARY AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED:

I.R Med Ltd.
איי אר מד בע"מ
IR-MED Ltd
By:
Title: CEO

[Yaniv Cohen]

ANNEX 1

To the PROPRIETARY INFORMATION, NON-COMPETITION AND INVENTIONS AGREEMENT

Prior Inventions

I, the undersigned, represent and warrant that except as specifically set forth herein below, as of the day of my first engagement with the Company, I have not, in any time in the past made, alone or jointly with others, conceived, reduced to practice or created any Inventions related in any way, directly or indirectly, to the field of business of the Company, or to current or anticipated research and development, and have no rights, as co-inventor or otherwise, in any such Inventions:

[X] THERE ARE NONE.

[ ] THERE ARE THE FOLLOWING (***STATE ANY AND ALL INVENTIONS***):

____

____

IF THE UNDERSIGNED EXECUTES THIS APPENDIX BUT REFRAINS FROM MARKING EITHER OF THE BOXES ABOVE, THE UNDERSIGNED SHALL BE DEEMED TO HAVE MARKED THE BOX LABELLED "THERE ARE NONE", THUS ACKNOWLEDGING THAT THE UNDERSIGNED HAS NOT MADE, CONCEIVED, REDUCED TO PRACTICE OR CREATED ANY INVENTIONS AS DESCRIBED ABOVE.

To the extent that any inventions are listed above, as well as with respect to any future and related developments and improvements thereto, whether or not patentable or registrable, copyrightable or protectable as trade secrets (collectively, "**Consultant Inventions**") -

(a) I shall not use any Consultant Inventions in the performance of any tasks according to this agreement, and I shall not disclose any proprietary information related to the Consultant Inventions to any Company personnel (managers, employees, consultants, etc.).

(b) Notwithstanding the aforesaid, to the extent that any Consultant Inventions are found to have been incorporated into, included in or otherwise used in conjunction or in connection with any Company intellectual property, and specifically any Company Inventions, or to the extent that any Company intellectual property, and specifically any Company Inventions, are found to be based or relying on any Consultant Inventions or making use thereof in any manner, I hereby irrevocably grant the Company and its assignees a worldwide, irrevocable, transferable, free of any charge or royalties, license and right to use the Consultant Inventions to such extent, and I hereby agree and undertake not to raise any claims against the Company or its assignees with respect to any such use of Consultant Inventions, entitlement to any compensation or consideration, or any "Moral Rights" in such Consultant Inventions ("Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to my honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right").

Consultant: Yaniv Cohen

____

Signature

Date 21/12/2019